                                                                  EXHIBIT 3.1(a)

                           ARTICLES OF INCORPORATION

                                    - OF -

                 COAXIAL COMMUNICATIONS OF CENTRAL OHIO, INC.
--------------------------------------------------------------------------------
                             (Name of Corporation)

     The undersigned, a majority of whom are citizens of the United States, desiring to form a corporation, for profit, under Sections 1701.01 et. seq. Of the Revised Code of Ohio, do hereby certify:

     FIRST.  The name of said corporation shall be Coaxial Communications of
                                                   -------------------------
Central Ohio, Inc.
------------------

     SECOND.  The place in Ohio where its principal office is to be located is

3770 E. Livingston Avenue, Columbus, Ohio, 43227 in Franklin County.
------------------------------------------------------------
          (City, Village or Township)

     THIRD.  The purposes for which it is formed are:

     To buy, sell, install, service, repair and maintain television receivers, radio receivers, record players, and combinations thereof and parts, accessories, articles, materials, machinery, equipment and property.

     To buy, sell, install, service, repair and maintain appliances, machinery and devices, including household and commercial equipment and parts, accessories, materials, articles, machinery and equipment. To maintain the operations of communication systems, including cable television and radio.

     To buy, sell, install, repair, service and maintain, television, radio, electronic, electrical, and mechanical, appliances, devices, apparatus and equipment, and any articles, materials, parts, accessories, machinery, equipment and property.

     To purchase or otherwise acquire, lease as lessee, invest in, hold, use, lease as lessor, encumber, sell, exchange, transfer, and dispose of property of any description or any interest therein.

     To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and tradenames, relating to or useful in connection with any business of this corporation.

     To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge, or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America or by any foreign government, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

     To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

     To purchase or otherwise acquire all or any part of the business, good will, rights, property and assets, and to assume all or any part of the liabilities of any corporation, association, partnership or individual engaged in any business in which any corporation organized under section 1701.01 et. seq. Of the Revised Code of Ohio is entitled to engage.

     To borrow money, and issue, sell, and pledge its notes, bonds, and other evidences of indebtedness, and secure any of its obligations by mortgage, pledge, or deed of trust of all or any of its property, and guarantee or secure obligations of any person.

     To purchase, hold, sell and transfer the shares of its own capital stock to the extent permitted by law but no such purchase may be made when there is reasonable ground for believing that the corporation is unable, or, by such purchase, may be rendered unable to satisfy its obligations and liabilities.

     Ton conduct its business, and to have an maintain one or more offices, within and without the State of Ohio and in all other states and territories, in the District of Columbia, in all dependencies, colonies, or possessions of the United States of America and in foreign countries; and to purchase, or otherwise acquire, hold, own, equip, improve, manage, operate, promote, finance, sell, convey, mortgage or otherwise dispose of real and personal property in all such states and places, to the extent that the same may be permissible under the laws thereof.

     To carry on any other lawful business and to do any and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes or the attainment of any one or all of the objects hereinbefore enumerated or incidental to the powers herein named or for the enhancement of the value of the properties of the corporation or which shall at any time appear conducive thereto or expedient, either as holder of, or as interested in, any property or otherwise; to have all the rights, powers, and privileges now of hereafter conferred by the laws of the State of Ohio upon corporations organized under sections 1701.01 et. seq. of the Revised Code of Ohio or under any act amendatory thereof, supplemental thereto or substituted therefor.

     The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from the terms of any other clause in these articles of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

     FOURTH. The number of shares which the corporation is authorized to have outstanding is five hundred (500), all of which shall be with a par value of One Dollar ($1.00) each.

     FIFTH. The amount of stated capital with which the corporation shall begin business is Five Hundred Dollars ($500.00).

     IN WITNESS WHEREOF, We have hereunto subscribed our names, this     12th
                                                                     -----------
day of December, 1979.
       --------  ----

                                Coaxial Communication of Central Ohio, Inc.
                        _______________________________________________________
                                          (Name of Corporation)

                                    /s/ Dennis J. McGillicuddy
                        _______________________________________________________
                                    Dennis J. McGillicuddy


                        _______________________________________________________



                        _______________________________________________________